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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): JANUARY 8, 2001




                       WILLIAMS COMMUNICATIONS GROUP, INC.
               (Exact name of registrant as specified in charter)


          DELAWARE                     1-15343                   73-1462856
(State or Other Jurisdiction         (Commission              (I.R.S. Employer
      of Incorporation)              File Number)            Identification No.)


          ONE WILLIAMS CENTER
         TULSA, OKLAHOMA 74172                                   74172
(Address of principal executive offices)                       (Zip Code)



       Registrant's telephone number, including area code: (918) 573-2000

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ITEM 5.  OTHER EVENTS

         On July 24, 2000, The Williams Companies, Inc., which owns 100% of our outstanding Class B common stock (approximately 85% of our outstanding voting stock), announced that its board of directors had authorized its management to pursue a course of action that, if successful, would lead to a complete separation of our business from Williams' energy business. On August 8, 2000, Williams announced that the IRS had issued a favorable ruling on the proposed tax-free distribution of our Class B common stock to Williams' stockholders. Williams then announced, on November 16, 2000, that its board of directors had authorized its management to continue to pursue a tax-free spin-off of our business to Williams' shareholders. Williams further announced that, assuming market conditions and other factors continue to support this action, its board of directors expects to vote during the first part of 2001 to set a record date and establish the ratio of shares of our stock to be distributed and to direct the distribution of our shares.

         In a filing with the Securities and Exchange Commission on January 8, 2001, Williams disclosed that, although no decision has been made whether to separate the businesses, it is considering, in either case, contributing the promissory note made by us in favor of Williams of approximately $975 million, adjusted for resolution of certain outstanding items, in exchange for additional shares of our common equity. Williams further disclosed that it also may contribute certain physical assets, including a building under construction, in exchange for additional shares of our common equity. Williams stated that it is evaluating several credit support mechanisms to enable us to obtain the capital we need to allow us to continue to execute our growth plan and business strategy.


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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           WILLIAMS COMMUNICATIONS
                                           GROUP, INC.



Date:  January 17, 2001                    By: /s/ DONALD J. HELLWEGE
                                               ---------------------------------
                                               Name:  Donald J. Hellwege
                                               Title:  Assistant Secretary



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